UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                           First Avenue Networks, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    31865X106

                                 (CUSIP Number)

                                December 9, 2003
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 15 Pages

CUSIP No. 31865X106                     13G                  Page 2 of 15 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

                                                RCG Carpathia Master Fund, Ltd.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [X]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                               Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,478,993
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,478,993
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,478,993
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES  **
                                                                         [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 7.39%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                                  CO
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G                  Page 3 of 15 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

                                                      Ramius Securities, L.L.C.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [X]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,478,993
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,478,993
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,478,993
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 7.39%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **           BD
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G                  Page 4 of 15 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS

                        SPhinX Distressed (RCG Carpathia), Segregated Portfolio
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [X]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company.
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,478,993
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,478,993
-------------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                                 1,478,993
-------------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-------------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                                 7.39%
-------------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **          OO
-------------------------------------------------------------------------------

                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G                  Page 5 of 15 Pages

-------------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE  PERSONS

                                                      Ramius Capital Group, LLC
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [X]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,478,993
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,478,993
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,478,993
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 7.39%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                IA
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G                  Page 6 of 15 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION
            NO. OF ABOVE PERSONS

                                                              C4S & Co., L.L.C.
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [X]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,478,993
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,478,993
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,478,993
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 7.39%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 OO
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G                  Page 7 of 15 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION
            NO. OF ABOVE PERSONS

                                                                 Peter A. Cohen
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [X]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,478,993
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,478,993
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,478,993
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 7.39%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  IN
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G                  Page 8 of 15 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION
            NO. OF ABOVE PERSONS

                                                               Morgan B. Stark
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [X]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,478,993
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,478,993
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,478,993
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 7.39%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  IN
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G                  Page 9 of 15 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION
            NO. OF ABOVE PERSONS

                                                              Thomas W. Strauss
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [X]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3)    SEC USE ONLY
-------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,478,993
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,478,993
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,478,993
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                         [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 7.39%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                 IN
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G                  Page 10 of 15 Pages

     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION
            NO. OF ABOVE PERSONS

                                Jeffrey M. Solomon
-------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                    (a)  [X]
                                                                    (b)  [ ]
-------------------------------------------------------------------------------
     (3) SEC USE ONLY
-------------------------------------------------------------------------------
     (4) CITIZENSHIP OR PLACE OF ORGANIZATION

                               Delaware
-------------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                                 0
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                                 1,478,993
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                                 0
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                                 1,478,993
-------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                                 1,478,993
-------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN  SHARES **
                                                                         [ ]
-------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
                                                 7.39%
-------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
                                                  IN
-------------------------------------------------------------------------------


                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 31865X106                     13G                  Page 11 of 15 Pages

Item 1.

(a)  Name of Issuer

            First Avenue Networks, Inc., a Delaware Corporation (the "Company").

(b)  Address of Issuer's Principal Executive Offices

            230 Court Square, Suite 202
            Charlottesville, Virginia 22902

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

            RCG Carpathia Master Fund, Ltd.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Cayman Islands

            Ramius Securities, L.L.C.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            SPhinX Distressed (RCG Carpathia), Segregated Portfolio
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: SPhinX Distressed (RCG Carpathia), Segregated Portfolio is not a legal entity, but is a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company

            Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            C4S & Co., L.L.C.
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: Delaware

            Peter A. Cohen
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Morgan B. Stark
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

CUSIP No. 31865X106                     13G                  Page 12 of 15 Pages

            Thomas W. Strauss
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

            Jeffrey M. Solomon
            c/o Ramius Capital Group, LLC
            666 Third Avenue, 26th Floor
            New York, New York 10017
            Citizenship: United States

Item 2(d)  Title of Class of Securities

            Common Stock, par value $0.001 per share ("Common Stock")

Item 2(e)  CUSIP Number

            31865X106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a)  [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
         78o).

(b)  [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)  [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

            Provide the following information regarding the aggregate number and

CUSIP No. 31865X106                     13G                  Page 13 of 15 Pages

percentage of the class of securities of the issuer identified in Item 1.

            (a) Amount beneficially owned:

                       As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 1,251,647 shares of Common Stock owned by RCG Carpathia Master Fund, Ltd., a Cayman Islands company ("Carpathia"),
(ii) 39,846 shares of Common Stock owned by SPhinX Distressed (RCG Carpathia), Segregated Portfolio ("SPhinX"), a segregated account of SPhinX Distressed Fund SPC, a Cayman Islands company (the "Fund") and (iii) 187,500 shares of Common Stock owned by Ramius Securities, L.L.C., a Delaware limited liability company ("Ramius Securities").

                       Note: The Fund is an index fund which invests in various securities. SPhinX is managed by Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius"). Ramius is the investment advisor of SPhinX and Carpathia and has the power to direct some of the affairs of SPhinX and Carpathia, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. Ramius Securities is a broker dealer affiliated with Ramius. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the Managing Member of Ramius and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"),
Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the Managing Members of C4S and in that capacity direct its operations.

            (b) Percent of class:

                       Approximately 7.39% as of the date of this filing. (Based on the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003, there were 20,000,000 shares of Common Stock issued and outstanding as of October 10, 2003.)

            (c) Number of shares as to which such person has:

                       (i) Sole power to vote or to direct the vote:

                                  0

                      (ii) Shared power to vote or to direct the vote

                                  1,478,993 shares of Common Stock.

                     (iii) Sole power to dispose or to direct the
                           disposition of

                                  0

                      (iv) Shared power to dispose or to direct the
                           disposition of

                                  1,478,993 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

     Not applicable.

CUSIP No. 31865X106                     13G                  Page 14 of 15 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

     Not applicable.

Item 8.  Identification and Classification of Members of the Group

         This statement is filed by:

             (i) Carpathia;

            (ii) Ramius Securities;

           (iii) SPhinX;

            (iv) Ramius, as the investment advisor of SPhinX;

             (v) C4S, as the managing member of Ramius;

            (vi) Mr. Cohen, as a managing member C4S.

           (vii) Mr. Stark, as a managing member C4S.

          (viii) Mr. Strauss, as a managing member C4S.

            (ix) Mr. Solomon, as a managing member C4S.

Item 9.  Notice of Dissolution of Group

     Not applicable.

Item 10. Certification

            By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 31865X106                     13G                  Page 15 of 15 Pages

                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: December 18, 2003

RCG CARPATHIA MASTER FUND, LTD.             SPhinX Distressed (RCG Carpathia),
                                            Segregated Portfolio

By: Ramius Capital Group, LLC,              By: Ramius Capital Group, LLC, its
    its Investment Manager                  portfolio manager

By:/s/ Morgan B. Stark                      By:/s/ Morgan B. Stark
----------------------                      ----------------------
   Name:  Morgan B. Stark                      Name:  Morgan B. Stark
   Title: Managing Member                      Title: Managing Member



RAMIUS SECURITIES, L.L.C.                   RAMIUS CAPITAL GROUP, LLC
By: Morgan B. Stark,                        By: C4S & Co., L.L.C.,
as Authorized Person                        as Managing Member
                                            By: Morgan B. Stark,
                                            as Managing Member

/s/ Morgan B. Stark                         /s/ Morgan B. Stark
-------------------                         -------------------


C4S & CO., L.L.C.                            MORGAN B. STARK
By:  Morgan B. Stark,
as Managing Member


/s/ Morgan B. Stark                          /s/ Morgan B. Stark
-------------------                          -------------------



PETER A. COHEN                               THOMAS W. STRAUSS




/s/ Peter A. Cohen                           /s/ Thomas W. Strauss
------------------                           ---------------------


JEFFREY M. SOLOMON




/s/ Jeffrey M. Solomon
----------------------